FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
February 29, 2016

SJI Reports 2015 Economic Earnings of $99.0 Million

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced results for the full year and fourth quarter of 2015.

GAAP income and Economic Earnings for the full year and fourth quarter of 2015 are presented below, as compared with 2014.

	2015	2014
GAAP income from continuing operations - FY	$105.6 million	$97.6 million
GAAP income from continuing operations - Q4	$50.9 million	$44.0 million
GAAP EPS per diluted share - FY	$1.53	$1.47
GAAP EPS per diluted share - Q4	$0.73	$0.65
Economic Earnings - FY	$99.0 million	$104.0 million
Economic Earnings - Q4	$43.2 million	$31.2 million
Economic EPS per diluted share - FY	$1.44	$1.57
Economic EPS per diluted share - Q4	$0.62	$0.47

“Our Economic Earnings reflect the significant challenges SJI endured in 2015,”said SJI President and CEO Michael J. Renna. “Strong operating performance across the company was mitigated by $15.7 million of write-offs and costs associated with our energy facility at the former Revel property. Additionally, the extreme cold our region saw last winter resulted in a sharp increase in uncollectible accounts at our utility, reducing earnings by an additional $3.2 million, as compared with the prior year,” added Renna.

“Despite the impacts these events had in 2015, we remain confident that the tenets of our forward strategy will deliver meaningful growth for our investors over the next five years. With a focus on high quality earnings, a strong balance sheet, and minimizing risk, our core businesses remain strong and are poised to deliver meaningful near-

term growth,” Renna continued. “Longer term, as we restructure our energy production business within South Jersey Energy Services, and focus on maximizing performance in our regulated utility, midstream, and energy marketing and fuel management businesses, we will reinforce the foundation for our goal of delivering at least $150 million of Economic Earnings by 2020.”

In 2015, results were impacted by two non-recurring events that contributed to a year-over-year decline in Economic Earnings. First, the $15.7 million of Revel related impacts, which included a $4.6 million fourth quarter charge to settle all outstanding claims associated with the energy facility there, were reflected within the results of South Jersey Energy Services. This business segment also reflected a loss of $1.7 million, resulting from the transaction related to the strategic restructuring of Energenic, our joint venture partnership with DCO Energy, executed on December 31. As a result of this transaction, substantially all the assets housed in Energenic were distributed between our Marina Energy subsidiary and DCO.

Excluding these non-recurring charges, full year Economic Earnings and Economic EPS would have improved by $17.4 million and $0.25, respectively.

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. Economic Earnings eliminates all unrealized gains and losses on commodity and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation and reconciliation of this non-GAAP measure is provided at the close of the release.

2016 EXPECTED CONTRIBUTIONS TO EARNINGS
After providing nearly 67 percent of net income in 2015, our utility is expected to improve upon that level in 2016. After two consecutive years of very strong performance, South Jersey Energy Group is expected to improve upon its performance in 2016 as well, contributing 20 to 25 percent of Economic Earnings. Although our solar investment is expected to be substantially lower in 2016, positive operating performance in our energy production portfolio will still make South Jersey Energy Services a meaningful contributor in 2016.

Business Lines	Expected Contribution to 2016 Earnings
Regulated Gas Utility Operations	70 - 74 percent
Non-Utility SJ Energy Group	20 - 25 percent
SJ Energy Services	5 - 10 percent

Following is a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:

Full year utility net income was essentially flat at $66.6 million in 2015, as compared with $66.5 million for the full year in 2014. Utility net income for the fourth quarter of 2015 was $22.2 million, as compared with $24.0 million in the prior year period. There is no difference between SJG’s GAAP net income and Economic Earnings.

As noted previously, extreme cold in the last two winters drove higher accounts receivable levels. We also took action during 2015 to revise our reserve percentages for aged receivables to more closely reflect recent trends. For the full year and the quarter, charges associated with uncollectible accounts totaled $8.8 million and $3.8 million, after tax, respectively in 2015, as compared with $5.6 million and $3.4 million for the same periods in 2014. We continue to work closely with our customers to connect them with available assistance programs.

Utility results were further reduced by $2.5 million as compared with the prior year due to an increase in costs related to post-retirement benefits and the impact of investments made to improve customer service performance, including recent infrastructure upgrades.

Customer Growth:
For the full year in 2015, South Jersey Gas grew its customer base by 6,246 customers, bringing our current customer count to 373,100. During the same period, we also achieved incremental net margin of $2.2 million from customer additions.

The 1.7% customer growth rate our utility achieved far outpaced the historic averages noted by many of our peers. Conversion activity remained brisk, despite decreasing oil costs. However, SJG also experienced a noteworthy uptick in new construction that delivered more than 2,900 customers in 2015, an increase of roughly 19% over the prior year. Based upon the long-term pricing outlook for natural gas, we expect natural gas will maintain its status as the fuel of choice across our region, driving significant customer growth for SJG.

Regulatory Update:
Full year investments under our Accelerated Infrastructure Replacement Program, or AIRP, totaled $37.9 million for 2015. Investments made under our Storm Hardening and Reliability Program, or SHARP, totaled $32.1 million. In the aggregate, investments made through these programs provided incremental net income of $1.0 million for the fourth quarter and $2.3 million for the full year in 2015.

The fourth quarter brought critical progress in our efforts to construct a much needed natural gas supply line to the BL England generating facility, which is seeking to convert from coal to cleaner burning natural gas. In December and January, key actions were taken by the New Jersey Board of Public Utilities and the Pinelands Commission staff, paving the way for this project to move forward. As anticipated, appeals of these decisions have been filed by several parties. However, we remain confident that the region’s need for greater gas and electric reliability will ensure project completion.

Also during the fourth quarter, customers began to see the benefits of a rate reduction approved earlier in the year by the New Jersey Board of Public Utilities. While this reduction did not impact SJG’s earnings, it did provide residential customers with a decrease of 10.3% on the average 100-therm bill. Combined with warm weather experienced in the fourth quarter of 2015, that rate decrease offers noteworthy relief to customers in a region that felt the impacts of two consecutive difficult winters.

Compressed Natural Gas Update:
Construction has been completed on a compressed natural gas station in Paulsboro, NJ, that represents a joint project between South Jersey Gas and Wawa, a leading gas station and convenience store chain operating in six states spanning from Florida to Pennsylvania. When this station began serving customers earlier this month, it brought the number of operating public SJG stations to six, with an additional six stations planned.

SJI MIDSTREAM
Design, engineering and environmental assessments continue moving forward on the approximately 118-mile PennEast pipeline. In September 2015, the partnership submitted its application to FERC for a permit to proceed with construction of this vital project. The requested Certificate of Public Convenience and Necessity would authorize PennEast to construct, install, own, operate and maintain this 36-inch diameter pipeline. Additionally, discussions around the mix of financing to be used continue, as we target final FERC approval later this year and an in-service date in late 2017. While the project has been a target of focused opposition by environmentalists and adjacent property owners in the central part of New Jersey, we remain confident that the benefits it stands to provide our region will help see it through to completion.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
Consistent with expectations, we experienced a significant increase in the contribution from our commodity marketing activities in 2015. That performance was particularly impressive given the benefit this business line saw in 2014 from the extreme cold associated with the polar vortex that was not repeated in 2015. Economic Earnings totaled $16.8 million for the full year 2015, as compared with $13.0 million in the prior year. For the fourth quarter, South Jersey Energy Group was also up over the prior year period, adding $10.7 million in the quarter for 2015, as compared with $4.2 million in 2014.

Results were driven by our ability to optimize storage and transportation assets within our pipeline capacity portfolio and an improving mix of deals with Marcellus producers. Our growing fuel supply management business, which is presently supplying as much as 157,000 dekatherms per day to merchant generators in New Jersey and

Pennsylvania, also contributed to 2015 performance. In 2016, our number of active fuel management contracts will increase to five when two large-scale facilities in Pennsylvania come on-line.

Our retail commodity subsidiary, South Jersey Energy, contributed $1.8 million to the above noted full year Economic Earnings total for Energy Group. After contributing $1.9 million in 2014, SJE secured a number of large contracts in 2015 that we expect to boost performance in the coming year, and lay the groundwork for multi-year growth in this business. The contracts obtained represent a diverse mix of customers, including municipal aggregation, school districts and commercial and industrial accounts.

SJ ENERGY SERVICES:
For the full year 2015, South Jersey Energy Services contributed $14.7 million to Economic Earnings, as compared with $24.6 million in 2014. For the fourth quarter of 2015, this business added $9.3 million in Economic Earnings, as compared with $3.0 million for the same period in 2014. Although solar project development produced higher investment tax credits in the fourth quarter of 2015, those impacts were offset in full year results primarily by charges related to our energy facility that previously served the Revel casino in Atlantic City.

As previously noted, SJ Energy Services also restructured its energy production business as of December 31, 2015. As a result of the transaction within Energenic, SJI will retain all of the assets associated with the provision of energy to the highly successful Borgata hotel and casino property in Atlantic City. The net income impact of this transaction on 2015 results was $1.7 million. More importantly, it served to more closely align our focus in this business with our broader strategic direction, as we have retained high performing CHP assets and a smaller landfill fleet.

The comparative results for the Solar, CHP and Landfill business lines follow, excluding the impacts of the Energenic transaction.

Solar - Economic Earnings contributions from our solar portfolio for the full year and fourth quarter of 2015 totaled $33.9 million and $17.3 million, respectively, as compared with $25.5 million and $4.1 million for the same periods in the prior year. Investment tax credits from solar development contributed $38.3 million to the above noted Economic Earnings from our solar portfolio for the full year in 2015. That total included $2.8 million recognized as additional ITC from projects in prior years that did not require any additional capital investment in 2015. The company recognized $30.3 million of ITC in 2014. For the current quarter, ITC contributed $19.7 million, as compared with $6.7 million in the fourth quarter of 2014.

Operating performance continues to improve within our solar fleet, and 2015 production generated approximately 136,000 solar renewable energy credits, as compared with 111,000 in 2014. As has been the case in prior quarters’ results, total production is not yet fully recognized in net income due to the three to six month lag in the certification of certain renewable energy certificates. We remain encouraged by a New Jersey SREC market that strengthened considerably in 2015.

CHP/Thermal - CHP operations for the full year and fourth quarter of 2015 produced a loss in Economic Earnings of $13.7 million and a loss of $5.1 million, respectively, as compared with Economic Earnings of $1.8 million and a loss of $0.5 million for the same periods in the prior year. Comparative period results reflect the write-off of our energy facility at the former Revel property, as well as legal costs and the lack of income from operations at this site. The balance of our CHP portfolio continues to operate as designed and contributed positively to Economic Earnings for the year.

Landfills - The full year loss from our landfills in 2015 was $4.5 million, as compared with a loss of $3.3 million in 2014. For the fourth quarter of 2015, landfills reflected a loss of $1.3 million, as compared with a loss of $0.7 million in the fourth quarter of 2014. There is no difference between GAAP net income from landfills and Economic Earnings. The division of assets within Energenic, where these projects were previously housed, leaves SJI with just four active landfill projects in our portfolio, all of which support the power purchase agreement for renewable energy with Borgata. We expect this transaction to improve performance in this business line going forward.

SJI BALANCE SHEET UPDATE

Our equity-to-capitalization ratio at year end was 42 percent, as compared with an equity-to-capitalization ratio of 43 percent at the end of 2014. The ratio reflected significant infrastructure and project investments that contributed to higher debt levels.

During 2015, SJI used its Direct Stock Purchase and Dividend Reinvestment Plan to raise equity totaling $63.2 million. SJI also maintains a bank of nearly $400 million of deferred tax benefits related to bonus depreciation and investment tax credits, which we expect will benefit cash flow over the next ten years.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 11:00 AM ET on Monday, February 29, 2016, please pre-register by going to the South Jersey Industries website, www.sjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8018 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 31268233 and the PIN you received during pre-registration. International callers may dial 1-617-213-4845; enter the participant pass code 31268233 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 365,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended December 31		Twelve Months Ended December 31
	In thousands except per share data
	2015	2014	2015	2014

Income/(Loss) from Continuing Operations	$50,949	$43,991	$105,610	$97,628
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(7,736)	(14,316)	(5,066)	4,500
Realized (Gains)/Losses on Inventory Injection Hedges	1	36	54	427
Net Loss from Affiliated Companies (A)	---	1,524	(1,524)	1,524
Other (B)	(25)	(25)	(100)	(100)
Economic Earnings	$43,189	$31,210	$98,974	$103,979

Earnings Per Share from Continuing Operations (C)	$0.73	$0.65	$1.53	$1.47
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(0.11)	(0.21)	(0.07)	0.07
Net Loss from Affiliated Companies (A)	---	0.03	(0.02)	0.03
Economic Earnings Per Share	$0.62	$0.47	$1.44	$1.57

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and twelve months periods ended December 31, 2015:

	Three Months Ended December 31		Twelve Months Ended December 31
	In thousands except per share data
	2015	2014	2015	2014

South Jersey Energy Group Income/(Loss) from Continuing Operations	$18,335	$18,727	$22,006	$8,587
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(7,609)	(14,580)	(5,215)	3,995
Realized (Gains)/Losses on Inventory Injection Hedges	1	36	54	427
South Jersey Energy Group Economic Earnings	$10,727	$4,183	$16,845	$13,009

South Jersey Energy Services Income/(Loss) from Continuing Operations	$9,482	$1,246	$16,161	$22,627
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(127)	264	149	505
Net Loss from Affiliated Companies (A)	---	1,524	(1,524)	1,524
Other (B)	(25)	(25)	(100)	(100)
South Jersey Energy Services Economic Earnings	$9,330	$3,009	$14,686	$24,556

CHP/Thermal Income/(Loss) from Continuing Operations	$(4,950)	$(2,303)	$(12,310)	$(210)
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(127)	264	149	505
Net Loss from Affiliated Companies (A)	---	1,524	(1,524)	1,524
CHP/Thermal Economic Earnings	$(5,077)	$(515)	$(13,685)	$1,819

Solar Income/(Loss) from Continuing Operations	$17,374	$4,089	$34,044	$25,560
Other (B)	(25)	(25)	(100)	(100)
Solar Economic Earnings	$17,349	$4,064	$33,944	$25,460

South Jersey Energy Income/(Loss) from Continuing Operations	$(781)	$(59)	$(711)	$934
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	694	461	2,478	990
South Jersey Energy Economic Earnings	$(87)	$402	$1,767	$1,924

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owns and operates a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. In 2014, this charge was excluded from Economic Earnings as the total economic impact of the proceedings had not been realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is now being included in Economic Earnings in 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012, an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

(C) All per share amounts were adjusted for the 2-for-1 stock split, effected in the form of a stock dividend, effective on May 8, 2015.